Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 5, 2004

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters’ Q4 Comp Store Sales Increase 21%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the fourth quarter and the fiscal year ended January 31, 2004 (“FY 2004”).

Total sales for the fourth quarter were up 50% over the same quarter last year. Total comparable store sales for the quarter increased by 21%. Comparable sales at our Urban Outfitters and Anthropologie stores were up 21% and 22%, respectively, versus 5% and (3)% for the same quarter last year. Direct-to-consumer sales rose 110% for the quarter, led by exceptional growth at Urban Outfitters Direct and strong growth at Anthropologie Direct. Free People sales increased by 31% for the quarter, with positive contributions from both the wholesale and retail operations.

“We are very gratified by the extraordinary results posted by all three Brands this quarter,” said Richard A. Hayne, Chairman and President. “The pace of ‘comp’ store sales in January increased over the robust levels set during the first two months of the quarter. Positive response to our spring merchandise, increased sales and redemption of holiday gift cards plus growth in catalog distribution helped drive January gains. January’s exceptionally strong sales performance bodes well for first quarter results.”

Sales for the year ended January 31, 2004 were up 30% versus the same period last year. Total comparable store sales for FY 2004 increased by 13% versus a 9% increase last year. Both our Urban Outfitters and Anthropologie stores experienced a 13% increase in comparable sales versus 7% and 12%, respectively, for FY 2003. Direct-to-consumer sales increased by 61%. Free People sales increased by 1% for FY 2004 compared to last fiscal year.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Urban Outfitters store sales	$83,492	$59,400	$267,641	$213,990
Anthropologie store sales	69,451	46,160	211,144	158,737
Direct-to-consumer sales	19,723	9,373	51,144	31,747
Free People sales	3,457	2,640	18,432	18,280

Total net sales	$176,123	$117,573	$548,361	$422,754

During FY 2004, the Company opened 13 Anthropologie stores and 8 Urban Outfitters stores, or 21 new stores in total. This is consistent with our previously stated goals. The Company plans to open 24 to 27 new stores, including 1 to 2 new Free People stores, during FY 2005. Management expects to release the Company’s FY 2004 financial and operating results on March 11, 2004.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 61 Urban Retail stores in the United States, Canada, and Europe; an Urban web site; 52 Anthropologie Retail stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store. The wholesale division sells its products under two labels: Free People and bdg.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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